Exhibit 23.1

Consent of Independent Registered
Public Accounting Firm

We consent to the inclusion in Amendment No. 4 to the registration statement on Form S-1/A (File No. 333-186579) of our report dated March 6, 2013, except for the effects of the matter discussed in the third paragraph of Note 13 which are as of April 4, 2013, and the matter discussed in the second paragraph of Note 13 which is as of September 18, 2013, on our audits of the consolidated financial statements of ADMA Biologics, Inc. as of December 31, 2011 and 2012 and for the years then ended. We also consent to the reference to our firm under the caption "Experts".

/s/ CohnReznick LLP
September 18, 2013